EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:
Blake Stowell/Marc Modersitzki	Dave Close/Avi Dines
The SCO Group	Schwartz Communications
bstowell@sco.com/mmodersi@sco.com	sco@schwartz-pr.com
Tel: (801) 932-5703/ (801) 932-5635	Tel: (781) 684-0770
www.sco.com

THE SCO GROUP ANNOUNCES CLOSING OF PREVIOUSLY ANNOUNCED REPURCHASE TRANSACTION BETWEEN SCO AND BAYSTAR CAPITAL

LINDON, Utah—July 23, 2004— The SCO Group, Inc. (SCOX) announced today that the SEC has declared effective, as of July 21, 2004, SCO’s registration statement relating to the resale of shares of common stock issuable to BayStar Capital II, L.P.  This fulfills the only condition to closing the repurchase transaction under the stock repurchase agreement between SCO and BayStar dated May 31, 2004, which was previously announced on June 1, 2004.  Accordingly, SCO has informed BayStar that it considers the repurchase transaction to be closed as of July 21, 2004.

BayStar has notified SCO that it is BayStar’s position that the repurchase transaction has not closed, pending resolution of claims by BayStar that SCO’s recent public statements regarding SCOsource licensing opportunities are inconsistent with statements previously made by SCO to representatives of BayStar.  SCO takes such questions very seriously and reaffirms the accuracy of its public disclosures concerning its SCOsource business and confirms its belief that such disclosures are not inconsistent with any confidential statements previously made to BayStar.  As SCO previously has cautioned in its public disclosures, it has limited experience with its SCOsource licensing initiative, and projecting SCOsource revenue is difficult and subject to numerous risks and uncertainties.

BayStar has also claimed that it will not consider the repurchase transaction closed until SCO provides BayStar with confidential information supporting the accuracy of SCO’s recent public disclosures regarding its SCOsource business.  SCO has declined to provide the SCOsource information requested by BayStar in order to protect the confidential and proprietary nature of the information and the names of the companies engaged in SCOsource licensing discussions and to avoid fostering speculation regarding its SCOsource business.

SCO believes that the stock repurchase agreement with BayStar is effective and binding, and observes that the issues raised by BayStar are neither conditions to closing nor the subject of any representations, warranties or other terms of that agreement.  In connection with the closing, SCO has sent to BayStar a stock certificate representing 2,105,263 shares of SCO common stock and notified BayStar that is ready to deliver $13,000,000 in cash, constituting the balance of the repurchase consideration, upon receipt from BayStar of its wire transfer instructions.

SCO has requested BayStar to fulfill its obligations under the stock repurchase agreement to deliver to SCO the certificates for the 40,000 shares of SCO Series A-1 Convertible Preferred Stock upon closing, and has informed BayStar that SCO will, in any case, consider all such Series A-1 stock cancelled and no longer issued and outstanding, effective as of the closing on July 21, 2004.

About SCO

The SCO Group (NASDAQ:  SCOX) helps millions of customers in more than 82 countries to grow their businesses everyday. Headquartered in Lindon, Utah, SCO has a worldwide network of more than 11,000 resellers and 4,000 developers. SCO Global Services provides reliable localized support and services to partners and customers. For more information on SCO products and services, visit http://www.sco.com.

SCO, and the associated SCO logo are trademarks or registered trademarks of The SCO Group, Inc. in the U.S. and other countries. UNIX is a registered trademark of The Open Group.

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